March 2024
Preliminary Pricing Supplement - Subject to Completion
Dated March 18, 2024
(To Prospectus dated December 30, 2022,
Series A Prospectus Supplement dated December 30, 2022 and
Product Supplement EQUITY-1 dated December 30, 2022)
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-268718 and 333-268718-01

BofA Finance LLC
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Fully and Unconditionally Guaranteed by Bank of America Corporation
Principal at Risk Securities
The Trigger PLUS are our senior debt securities. Any payments on the Trigger PLUS are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). The Trigger PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement, prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index. If the underlying index has depreciated in value, but the final index value is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment. However, if the underlying index has depreciated in value so that the final index value is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the index value over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount and could be zero. Accordingly, you may lose your entire investment. These long-dated Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the possibility of receiving the upside leverage feature and the limited protection against loss that applies only if the final index value is greater than or equal to the trigger level.  Investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are issued as part of BofA Finance LLC’s (“BofA Finance”) “Medium-Term Notes, Series A” program.
All payments on the Trigger PLUS are subject to the credit risk of BofA Finance, as issuer of the Trigger PLUS, and BAC, as guarantor of the Trigger PLUS. If we default on our obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	BofA Finance
Guarantor:	BAC
Pricing date:	March 28, 2024
Original issue date:	April 3, 2024 (4 business days after the pricing date)
Maturity date:	April 1, 2030
Underlying index:	The S&P 500® Value Index (Bloomberg symbol: “SVX”)
Aggregate principal amount:	$
Payment at maturity per Trigger PLUS:
You will receive at maturity a cash payment per Trigger PLUS as follows:
If the final index value is greater than the initial index value:
$1,000 + leveraged upside payment
If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level:
$1,000
If the final index value is less than the trigger level:
$1,000 × index performance factor
Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 25%, and possibly all, of your investment.

Terms continued on the following page
Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Estimated value on the pricing date:
Between $905.00 and $955.00 per $1,000.00 in principal amount of Trigger PLUS, which is less than the price to public listed below. The actual value of your Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Structuring the Trigger PLUS” in this pricing supplement.

Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to BofA Finance
Per Trigger PLUS	$1,000.00	$30.00(1)	$965.00
$5.00(2)
Total	$	$	$
(1) Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, BofAS, a fixed sales commission of $30.00 for each Trigger PLUS they sell. See “Supplement to the plan of distribution; role of BofAS and conflicts of interest” in this pricing supplement.
(2) Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each Trigger PLUS.
There are important differences between the Trigger PLUS and a conventional debt security. Potential purchasers of the Trigger PLUS should consider the information in “Risk Factors” beginning on page 8 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Trigger PLUS or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.
Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Trigger PLUS” and “Additional Information About the Trigger PLUS” in this pricing supplement.
Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022  and  Product Supplement EQUITY-1 dated December 30, 2022

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Terms continued from previous page:
Leveraged upside payment:	$1,000.00 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	March 29, 2030, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Days” in the accompanying product supplement.
Trigger Level:	, which is approximately 75% of the initial index value
Leverage factor:	At least 117.10% (set on the pricing date)
Index performance factor:	Final index value divided by the initial index value
Stated principal amount:	$1,000.00 per Trigger PLUS
Issue price:	$1,000.00 per Trigger PLUS (see “Commissions and issue price” below)
CUSIP / ISIN:	09711BD45 / US09711BD450
Listing:	The Trigger PLUS will not be listed on any securities exchange.
March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Investment Summary
Trigger Performance Leveraged Upside Securities
Principal at Risk Securities
The Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030 (the “Trigger PLUS”) can be used:
￭As an alternative to direct exposure to the underlying index that enhances returns for any positive performance of the underlying index
￭To enhance returns and potentially outperform the underlying index in a bullish scenario
￭To achieve similar levels of upside exposure to the underlying index as a direct investment, while using fewer dollars by taking advantage of the leverage factor
￭To provide limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date but only if the final index value is greater than or equal to the trigger level
Maturity:	Approximately 6 years
Leverage factor:	At least 117.10% (set on the pricing date) (applicable only if the final index value is greater than the initial index value)
Trigger Level:	75% of the initial index value
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.
Coupon:	None

Any payments on the Trigger PLUS depend on the credit risk of BofA Finance, as issuer, and BAC, as guarantor, and on the performance of the underlying index. The economic terms of the Trigger PLUS are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the agent's commissions and fees, if any, and the hedging related charges described below (see “Risk Factors” beginning on page 6), will reduce the economic terms of the Trigger PLUS to you and the initial estimated value of the Trigger PLUS. Due to these factors, the price to public you pay to purchase the Trigger PLUS will be greater than the initial estimated value of the Trigger PLUS as of the pricing date.
The initial estimated value range of the Trigger PLUS is set forth on the cover page of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the Trigger PLUS as of the pricing date. For more information about the initial estimated value and the structuring of the Trigger PLUS, see “Risk Factors” beginning on page 6 and “Structuring the Trigger PLUS” on page 14.
The Trigger PLUS are our senior debt securities. Any payments on the Trigger PLUS are fully and unconditionally guaranteed by BAC. The Trigger PLUS and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Trigger PLUS will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Trigger PLUS, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.
March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Key Investment Rationale
The Trigger PLUS offer leveraged upside exposure to the underlying index. At maturity, if the underlying index has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index. If the underlying index has not appreciated in value or has depreciated in value, but the final index value is greater than or equal to the trigger level of 75.00% of the initial index value, investors will receive the stated principal amount of their investment. However, if the underlying index has depreciated in value and the final index value is less than the trigger level, investors will lose 1% for every 1% decline in the index value. Under these circumstances, the payment at maturity will be at least 25.00% less than the stated principal amount, will represent a loss of more than 25.00% and could be zero. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS.  All payments on the Trigger PLUS are subject to issuer and guarantor credit risk.
Leveraged Performance	The Trigger PLUS offers investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index.
Trigger Feature
At maturity, even if the underlying index has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final index value is greater than or equal to the trigger level of 75.00% of the initial index value.

Upside Scenario
The underlying index increases in value, and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus at least 117.10% (set on the pricing date) of the index percent increase.

Par Scenario	The underlying index remains flat or declines in value by no more than 25%, and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000.00.
Downside Scenario
The underlying index declines in value by more than 25%, and, at maturity, the Trigger PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value over the term of the Trigger PLUS. (Example: if the underlying index decreases in value by 35%, the Trigger PLUS will redeem at maturity for a loss of 35% of principal at $650.00, or 65% of the stated principal amount.) There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
How the Trigger PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:
March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Stated principal amount:	$1,000 per Trigger PLUS
Hypothetical leverage factor:	117.10%
Trigger level:	75% of the initial index value
Maximum payment at maturity:	None
Minimum payment at maturity:	None
Trigger PLUS Payoff Diagram

How it works
March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Upside Scenario. If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 117.10% of the appreciation of the underlying index over the term of the Trigger PLUS.
￭     Given the hypothetical leverage factor of 117.10%, if the underlying index appreciates 2%, the investor would receive a 2.342% return, or $1,023.42 per Trigger PLUS.
Par Scenario. If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, investors will receive the stated principal amount of $1,000 per Trigger PLUS.
￭     For example, if the underlying index depreciates 5%, investors will receive the $1,000 stated principal amount per Trigger PLUS.
Downside Scenario. If the final index value is less than the trigger level, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the value of the underlying index from the initial index value. Under these circumstances, the payment at maturity will be at least 25.00% less than the stated principal amount per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.
￭     For example, if the underlying index depreciates 40%, investors would lose 40% of their principal and receive only $600.00 per Trigger PLUS at maturity, or 60% of the stated principal amount.
March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Risk Factors
Your investment in the Trigger PLUS entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Trigger PLUS should be made only after carefully considering the risks of an investment in the Trigger PLUS, including those discussed below, with your advisors in light of your particular circumstances. The Trigger PLUS are not an appropriate investment for you if you are not knowledgeable about significant elements of the Trigger PLUS or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Trigger PLUS in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on the cover page of this pricing supplement.
Structure-related Risks
●
Your investment may result in a significant loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Trigger PLUS at maturity. If the final index value is less than the trigger level, at maturity, you will lose 1% of the principal amount for each 1% that the final index value is less than the initial index value. In that case, you will lose a significant portion or all of your investment in the Trigger PLUS.

●
The Trigger PLUS do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Trigger PLUS, regardless of the extent to which the final index value of the underlying index exceeds the initial index value.

●
Your return on the Trigger PLUS may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Trigger PLUS may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the Trigger PLUS may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

●
The payment at maturity will not reflect changes in the level of the underlying index other than on the valuation date. The level of the underlying index during the term of the Trigger PLUS other than on the valuation date will not affect payments on the Trigger PLUS. Notwithstanding the foregoing, investors should generally be aware of the performance of the underlying index while holding the Trigger PLUS, as the performance of the underlying index may influence the market value of the Trigger PLUS. The calculation agent will determine the payment at maturity by comparing only the initial index value or trigger level, as applicable, to the final index value for the underlying index. No other levels of the underlying index will be taken into account. As a result, if the final index value of the underlying index is less than the trigger level, you will receive significantly less than the principal amount at maturity even if the level of the underlying index was always above the trigger level prior to the valuation date.

●
Any payments on the Trigger PLUS are subject to our credit risk and the credit risk of the guarantor, and any actual or perceived changes in our or the guarantor’s creditworthiness are expected to affect the value of the Trigger PLUS. The Trigger PLUS are our senior unsecured debt securities. Any payment on the Trigger PLUS will be fully and unconditionally guaranteed by the guarantor. The Trigger PLUS are not guaranteed by any entity other than the guarantor. As a result, your receipt of the payment at maturity will be dependent upon our ability and the ability of the guarantor to repay our respective obligations under the Trigger PLUS on the maturity date, regardless of the final index value of the underlying index as compared to the initial index value. No assurance can be given as to what our financial condition or the financial condition of the guarantor will be at any time after the pricing date of the Trigger PLUS. If we and the guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Trigger PLUS.

In addition, our credit ratings and the credit ratings of the guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the Trigger PLUS. However, because your return on the Trigger PLUS depends upon factors in addition to our ability and the ability of the guarantor to pay our respective obligations, such as the value of the underlying index, an improvement in our or the guarantor’s credit ratings will not reduce the other investment risks related to the Trigger PLUS.

●
We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the guarantor, and are dependent upon the guarantor and/or its other subsidiaries to meet our obligations under the Trigger PLUS in the ordinary course. Therefore, our ability to make payments on the Trigger PLUS may be limited.

Valuation- and Market-related Risks
●
The price to public you pay for the Trigger PLUS will exceed their initial estimated value. The range of initial estimated values of the Trigger PLUS that is provided on the cover page of this pricing supplement, and the initial estimated value as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the guarantor, the guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Trigger PLUS.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Trigger PLUS prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the level of the underlying index, changes in the guarantor’s internal funding rate, and the inclusion in the price to public of the agent’s commissions and fees, if any, and the hedging related charges, all as further described in “Structuring the Trigger PLUS” below. These factors, together with various credit, market and economic factors over the term of the Trigger PLUS, are expected to reduce the price at which you may be able to sell the Trigger PLUS in any secondary market and will affect the value of the Trigger PLUS in complex and unpredictable ways.

●
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Trigger PLUS in any secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after issuance will vary

March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
based on many factors that cannot be predicted with accuracy, including the performance of the underlying index, our and BAC’s creditworthiness and changes in market conditions.
●
We cannot assure you that a trading market for your Trigger PLUS will ever develop or be maintained. We will not list the Trigger PLUS on any securities exchange. We cannot predict how the Trigger PLUS will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks
●
Trading and hedging activities by us, the guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the Trigger PLUS and their market value. We, the guarantor or one or more of our other affiliates, including BofAS, may buy or sell the Trigger PLUS held by or included in the underlying index, or futures or options contracts or exchange traded instruments on the underlying index or those securities, or other instruments whose value is derived from the underlying index or those securities. While we, the guarantor or one or more of our other affiliates, including BofAS, may from time to time own securities represented by the underlying index, except to the extent that BAC’s common stock may be included in the underlying index, we, the guarantor and our other affiliates, including BofAS, do not control any company included in the underlying index, and have not verified any disclosure made by any other company. We, the guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Trigger PLUS. These transactions may present a conflict of interest between your interest in the Trigger PLUS and the interests we, the guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the level of the underlying index in a manner that could be adverse to your investment in the Trigger PLUS. On or before the pricing date, any purchases or sales by us, the guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Trigger PLUS), may affect the level of the underlying index. Consequently, the level of the underlying index may change subsequent to the pricing date, which may adversely affect the market value of the Trigger PLUS.

We, the guarantor or one or more of our other affiliates, including BofAS, also expect to engage in hedging activities that could affect the level of the underlying index on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Trigger PLUS prior to maturity, and may affect the amounts to be paid on the Trigger PLUS. We, the guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Trigger PLUS and may hold or resell the Trigger PLUS. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the level of the underlying index, the market value of your Trigger PLUS prior to maturity or the amounts payable on the Trigger PLUS.

●
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Trigger PLUS and, as such, will make a variety of determinations relating to the Trigger PLUS, including the amounts that will be paid on the Trigger PLUS. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying Index-related Risks
●
The publisher of the underlying index may adjust the underlying index in a way that affects its levels, and the publisher has no obligation to consider your interests. The publisher of the underlying index can add, delete, or substitute the components included in the underlying index or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your Trigger PLUS.

●
The SVX may not outperform any other index or strategy that tracks U.S. stocks using different criteria. The SVX is designed to measure the performance of companies included in the S&P 500® Index that exhibit relatively strong value characteristics, according to the criteria set forth below. Companies that are considered to exhibit strong value characteristics may have a lower degree of growth potential relative to comparable companies; this may cause the level of the SVX to decrease over the term of the Trigger PLUS. In such case, the SVX may not outperform any other index or strategy that tracks U.S. stocks using different criteria. No assurance can be given that the investment strategy represented by the SVX will be successful or that the SVX will outperform an investment linked to the S&P 500® Index.

●
Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Trigger PLUS or the component securities of the underlying index, or engaging in transactions therein, and any such action could adversely affect the value of the underlying index or the Trigger PLUS.  These regulatory actions could result in restrictions on the Trigger PLUS and could result in the loss of a significant portion or all of your initial investment in the Trigger PLUS, including if you are forced to divest the Trigger PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Trigger PLUS has declined.

Tax-related Risks
●
The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain, and may be adverse to a holder of the Trigger PLUS. No statutory, judicial, or administrative authority directly addresses the characterization of the Trigger PLUS or securities similar to the Trigger PLUS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS are not certain. Under the terms of the Trigger PLUS, you will have agreed with us to treat the Trigger PLUS as single financial contracts, as described below under “Additional Information About the Trigger PLUS—Tax considerations—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Trigger PLUS, the timing and character of gain or loss with respect to the Trigger PLUS may differ. No ruling will be requested from the IRS with respect to the Trigger PLUS and no assurance can be given that the IRS will agree with the statements made in the section entitled “Additional Information About the Trigger PLUS—Tax considerations.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Trigger PLUS.

March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
S&P 500® Value Index Summary
All disclosures contained in this pricing supplement regarding the underlying index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the sponsor of the SVX (the “underlying index sponsor”). The underlying index sponsor, which licenses the copyright and all other rights to the underlying index, has no obligation to continue to publish, and may discontinue publication of, the underlying index. The consequences of the underlying index sponsor discontinuing publication of the underlying index are discussed in “Description of the Notes — Discontinuance of an Index” in the accompanying product supplement. None of us, the guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the underlying index or any successor index. None of us, the guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the underlying index. You should make your own investigation into the underlying index.
S&P 500® Value Index
The SVX is a float-adjusted market capitalization weighted index designed to measure the performance of companies included in the S&P 500® Index (the “SPX”) that are fully or partially categorized as value stocks, as determined by style scores calculated for each security included in the SPX. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy.
Information as of market close on March 12, 2024:

Bloomberg Ticker Symbol:	SVX
Current Index Value:	1,801.423
52 Weeks Ago:	1,431.293
52 Week High (on March 12, 2024):	1,801.423
52 Week Low (on March 13, 2023):	1,421.901
For additional historical information, see “S&P 500® Value Index Historical Performance” below. For additional information about the S&P 500® Value Index, see the information set forth in “Annex A—The S&P 500® Value Index” below.
March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
S&P 500® Value Index Historical Performance
The following graph sets forth the daily index closing values of the SVX for the period from January 2, 2019 through March 12, 2024. The related table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the SVX for each quarter in the same period. The index closing value of the SVX on March 12, 2024 was 1,801.423. We obtained the information in the graph and table below from Bloomberg L.P., without independent verification. The SVX has at times experienced periods of high volatility, and you should not take the historical values of the SVX as an indication of its future performance. No assurance can be given as to the closing level of the SVX on the valuation date.

SVX Daily Index Closing Values January 2, 2019 to March 12, 2024

*The solid line in the graph indicates the hypothetical trigger level, which is 75% of the initial index value on March 12, 2024.
March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2019
First Quarter	1,124.977	980.028	1,114.380
Second Quarter	1,159.855	1,067.766	1,151.860
Third Quarter	1,188.202	1,103.459	1,176.920
Fourth Quarter	1,287.322	1,139.981	1,285.770
2020
First Quarter	1,301.018	814.976	953.090
Second Quarter	1,178.348	909.743	1,070.380
Third Quarter	1,163.215	1,053.895	1,114.120
Fourth Quarter	1,267.180	1,084.889	1,267.180
2021
First Quarter	1,407.400	1,245.048	1,395.620
Second Quarter	1,490.974	1,395.620	1,457.750
Third Quarter	1,496.597	1,417.922	1,437.510
Fourth Quarter	1,550.385	1,436.923	1,548.480
2022
First Quarter	1,571.238	1,452.921	1,537.740
Second Quarter	1,565.476	1,316.872	1,356.760
Third Quarter	1,486.680	1,270.362	1,270.360
Fourth Quarter	1,495.811	1,270.362	1,434.600
2023
First Quarter	1,575.221	1,421.901	1,500.860
Second Quarter	1,592.500	1,478.830	1,592.500
Third Quarter	1,644.716	1,516.219	1,519.947
Fourth Quarter	1,721.884	1,458.048	1,718.218
2024
First Quarter (through March 12, 2024)	1,801.423	1,689.631	1,801.423

March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Additional Terms of the Trigger PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, prospectus supplement, or prospectus, the terms described herein shall control.
Denominations:	The Trigger PLUS will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Calculation agent:	BofAS, an affiliate of BofA Finance.
Events of default and acceleration:
If an event of default, as defined in the senior indenture relating to the Trigger PLUS and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Trigger PLUS occurs and is continuing, the amount payable to a holder of the Trigger PLUS upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Payment at maturity” above, calculated as though the date of acceleration were the maturity date of the Trigger PLUS and as though the valuation date were the third index business day prior to the date of acceleration. In case of a default in the payment of the Trigger PLUS, whether at their maturity or upon acceleration, the Trigger PLUS will not bear a default interest rate.

March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Additional Information About the Trigger PLUS
Additional Information:
Tax considerations:
The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Trigger PLUS supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Trigger PLUS are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Trigger PLUS upon original issuance and will hold the Trigger PLUS as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Trigger PLUS, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Trigger PLUS, in the opinion of our counsel, Sidley Austin LLP, and based on certain factual representations received from us, the Trigger PLUS should be treated as single financial contracts with respect to the Underlying and under the terms of the Trigger PLUS, we and every investor in the Trigger PLUS agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Trigger PLUS in accordance with such characterization. This discussion assumes that the Trigger PLUS constitute single financial contracts with respect to the Underlying for U.S. federal income tax purposes. If the Trigger PLUS did not constitute single financial contracts, the tax consequences described below would be materially different.
This characterization of the Trigger PLUS is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Trigger PLUS or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Trigger PLUS.
We will not attempt to ascertain whether any issuer of a component stock included in the Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of one or more stocks included in the Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Trigger PLUS. You should refer to information filed with the SEC by the issuers of the component stocks included in the Underlying and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in the Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders

March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Upon receipt of a cash payment at maturity or upon a sale or exchange of the Trigger PLUS prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS. A U.S. Holder’s tax basis in the Trigger PLUS will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Trigger PLUS for more than one year. The deductibility of capital losses is subject to limitations.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Trigger PLUS, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Trigger PLUS. In particular, the IRS could seek to subject the Trigger PLUS to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Trigger PLUS would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale or exchange of the Trigger PLUS generally would be treated as ordinary income, and any loss realized at maturity or upon a sale or exchange of the Trigger PLUS generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.
The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Trigger PLUS. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Trigger PLUS should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Trigger PLUS, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Trigger PLUS.
Because of the absence of authority regarding the appropriate tax characterization of the Trigger PLUS, it is also possible that the IRS could seek to characterize the Trigger PLUS in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale or exchange of the Trigger PLUS should be treated as ordinary gain or loss.
Because the Underlying is an index that periodically rebalances, it is possible that the Trigger PLUS could be treated as a series of single financial contracts, each of which matures on the next rebalancing date. If the Trigger PLUS were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Trigger PLUS on each rebalancing date in return for new Trigger PLUS that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the Trigger PLUS (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Trigger PLUS on such date.
Non-U.S. Holders
Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Trigger PLUS provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the Trigger PLUS or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or settlement and certain other conditions are satisfied.

March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

If a Non-U.S. Holder of the Trigger PLUS is engaged in the conduct of a trade or business within the U.S. and if any gain realized on the settlement at maturity, or upon sale or exchange of the Trigger PLUS, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Trigger PLUS.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Trigger PLUS are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Trigger PLUS. However, it is possible that the Trigger PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Trigger PLUS, and following such occurrence the Trigger PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying or the Trigger PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Trigger PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Trigger PLUS for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Trigger PLUS to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the Trigger PLUS should be subject to withholding tax. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Trigger PLUS.
Structuring the Trigger PLUS:
The Trigger PLUS are our debt securities, the return on which is linked to the performance of the underlying index. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Trigger PLUS reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Trigger PLUS, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the Trigger PLUS on the pricing date being less than their price to public.
The initial estimated value range of the Trigger PLUS is set forth on the cover page of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the Trigger PLUS as of the pricing date.

March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

In order to meet our payment obligations on the Trigger PLUS, at the time we issue the Trigger PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the underlying index, the tenor of the Trigger PLUS and the hedging arrangements. The economic terms of the Trigger PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page 6 above and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.
Supplement to the plan of distribution; role of BofAS and conflicts of interest:
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as agent in the distribution of the Trigger PLUS. Accordingly, the offering of the Trigger PLUS will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We expect to deliver the Trigger PLUS against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Trigger PLUS occurs more than two business days from the pricing date, purchasers who wish to trade the Trigger PLUS more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Under our distribution agreement with BofAS, BofAS will purchase the Trigger PLUS from us as principal at the price to public indicated on the cover of this pricing supplement, less the indicated agent's commissions and fees, if any. BofAS will sell the Trigger PLUS to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Trigger PLUS to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Trigger PLUS at the same discount. Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, BofAS, a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document. The costs included in the original issue price of the Trigger PLUS will include a fee paid by BofAS to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Trigger PLUS. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Trigger PLUS, BofAS may offer to buy the Trigger PLUS in the secondary market at a price that may exceed the initial estimated value of the Trigger PLUS. Any price offered by BofAS for the Trigger PLUS will be based on then-prevailing market conditions and other considerations, including the performance of the underlying index and the remaining term of the Trigger PLUS. However, none of us, the guarantor, BofAS or any of our other affiliates is obligated to purchase your Trigger PLUS at any price or at any time, and we cannot assure you that any party will purchase your Trigger PLUS at a price that equals or exceeds the initial estimated value of the Trigger PLUS.
Any price that BofAS may pay to repurchase the Trigger PLUS will depend upon then prevailing market conditions, the creditworthiness of us and the guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Trigger PLUS.
Sales Outside of the United States
The Trigger PLUS have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the Trigger PLUS with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, to offer the Trigger PLUS in any jurisdiction other than the United States. As such, these Trigger PLUS are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.
Further, no offer or sale of the securities is permitted with regards to the following jurisdictions:
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Australia
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Barbados
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Belgium
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Crimea

March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

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Cuba
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Curacao Sint Maarten
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Gibraltar
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Indonesia
●
Iran
●
Italy
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Kazakhstan
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Malaysia
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New Zealand
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North Korea
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Norway
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Russia
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Saudi Arabia
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Syria
You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-56 of the accompanying prospectus supplement.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Trigger PLUS in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Trigger PLUS which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Trigger PLUS other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Trigger PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Trigger PLUS to be offered so as to enable an investor to decide to purchase or subscribe for the Trigger PLUS. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Trigger PLUS offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Trigger PLUS offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Trigger PLUS may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as issuer, or BAC, as guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Trigger PLUS in, from or otherwise involving the United Kingdom.
Where you can find more information:
This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement.
The terms and risks of the Trigger PLUS are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:
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Product Supplement EQUITY-1 dated December 30, 2022:
https://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm
●
Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022:
https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
Please note that, for purposes of this pricing supplement, references in the accompanying product supplement EQUITY-1 to “Notes,” “closing level”, “Trading Day”, “Underlying”, “Index Publisher”, “calculation day”, “Observation Date” and “Index” shall be deemed to refer to “Trigger PLUS,” “index closing value”, “index business day”, “underlying index”, “underlying index sponsor”, “valuation date”, and “underlying index”, respectively.

March 2024

BofA Finance LLC
Trigger PLUS Based on the Value of the S&P 500® Value Index due April 1, 2030
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Annex A—The S&P 500® Value Index
The SVX is a float-adjusted market capitalization weighted index. The index is designed to measure the performance of companies included in the S&P 500® Index (the “SPX”) that are fully or partially categorized as value stocks, as determined by style scores calculated for each SPX security and explained in more detailed in “Construction of the SVX” below.
Construction of the SVX
To be eligible for inclusion in SVX, a stock must be a constituent of the SPX.
Style Factors
S&P uses the following factors to measure growth and value for each constituent in the SPX:
Growth Factors	Value Factors
Three-Year Change in Earnings per Share (Excluding Extra Items) over Price per Share	Book Value to Price Ratio
Three-Year Sales per Share Growth Rate	Earnings to Price Ratio
Momentum (12-Month Percentage Price Change)	Sales to Price Ratio
Stocks that are fully characterized as value stocks have 100% of their float-adjusted market capitalization in the SPX assigned to the SVX. Stocks that are partially characterized as value stocks have a portion of their float-adjusted market capitalization in the SPX assigned to the SVX. Stocks that are fully characterized as growth stocks are excluded from the SVX.
When earnings from three years prior are not available for a security, the two-year change in earnings per share (excluding extra items) over price per share is used. When earnings from two years prior are not available, the one-year change in earnings per share (excluding extra items) over price per share is used. When earnings from one year prior are not available, the factor is set equal to zero. If the starting value is less than zero, the score is multiplied by a factor of -1.
When sales from three years prior are not available, the two-year sales per share growth rate is used. When sales from two years prior are not available, the one-year sales per share growth rate is used. When sales from one year prior are not available, the factor is set equal to zero. If the starting value is less than zero, the score is multiplied by a factor of -1.
When there is not enough trading history to calculate 12-month momentum, then momentum is calculated from the stock’s listing date.
When the book value to price ratio, earnings to price ratio or sales to price ratio is not available, the factor is set to zero.
Style Scores
Once a year, raw values for each of the above factors are calculated for each company in the eligible universe. These raw values are first “winsorized” to the 90th percentile (generally speaking, “winsorization” is a process designed to limit the impact of extreme values); then, these raw values are standardized by dividing the difference between each company’s raw score and the mean of the entire set by the standard deviation of the entire set. A growth score for each company is computed as the average of the standardized values of the three growth factors. Similarly, a value score for each company is computed as the average of the standardized values of the three value factors.
At the end of this step, each company has a growth score and a value score, with growth and value being measured along separate scales (sometimes referred to as “dimensions”).
Establishing Style Baskets
Companies within the SPX are ranked based on growth and value scores. A company with a high growth score would have a higher growth rank, while a company with a low value score would have a lower value rank. For example, the SPX constituent with the highest value score would have a value rank of 1, while the constituent with the lowest value score would have a value rank of 500.
The companies within the SPX are then sorted in ascending order of the ratio growth rank/value rank. The companies at the top of the list have a higher growth rank (or high growth score) and a lower value rank (or low value score); these stocks exhibit pure growth characteristics. The companies at the top of the list, which comprise 33% of the float-adjusted market capitalization of the SPX, are assigned to the growth basket; they are fully categorized as growth stocks.
The companies at the bottom of the list have a higher value rank (or high value score) and a lower growth rank (or low growth score); these stocks exhibit pure value characteristics. The companies at the bottom of the list, which comprise 33% of the float-adjusted market capitalization of the SPX, are assigned to the value basket; they are fully categorized as value stocks).
The companies in the middle 34% of the list are assigned to the blended basket. That is, they are partially categorized as growth stocks, and partially characterized as value stocks.
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Creating the Growth and Value Indices
S&P divides the style baskets of the SPX into growth and value constituent indices, the S&P 500® Growth Index (the “SGX”) and the SVX, while limiting the number of stocks that overlap across both indices. 100% of the float-adjusted market capitalization of a company fully categorized as a growth stock is assigned to the SGX, and 100% of the float-adjusted market capitalization of a company fully categorized as a value stock is assigned to the SVX. The float-adjusted market capitalization of a company in the middle 34% is distributed between the SGX and the SVX based on its distance from the average growth score of companies fully categorized as growth stocks and the average value score of companies fully categorized as value stocks.
In particular, the percentage of a company’s float-adjusted market capitalization in the SPX that is allocated to the SVX will be equal to (a) its distance from the average growth score of companies fully categorized as growth stocks divided by (b) the sum of (i) its distance from the average growth score of companies fully categorized as growth stocks plus (ii) its distance from the average value score of companies fully categorized as value stocks. Further, to avoid very small fractions of a stock’s market capitalization being in the SVX, (x) if the calculated percentage is greater than or equal to 80%, 100% will be allocated to the SVX, and (y) if the calculated percentage is less than 20%, 0% will be allocated to the SVX.
The total float-adjusted market capitalization of the SPX is approximately equally divided between the SVX and the SGX.
Calculation of the SVX
The SVX is calculated as the index market value divided by the divisor using the divisor methodology used in all S&P’s equity indices, including the SPX. See “The S&P 500 Index” below for more information.
Maintenance of the SVX
The SVX is rebalanced once a year in December. The rebalancings occur after the close on the third Friday of December. The reference date to calculate style scores is after the close of the last trading date of the previous month. Style scores, float market-capitalization weights and growth and value midpoint averages are reset only once a year at the December rebalancing.
If a constituent of the SVX is dropped from the SPX, it will also be removed from the SVX.
Other changes to the SVX are made on an as-needed basis, following the guidelines of the SPX.
S&P 500® Index
The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.
Company additions to the SPX must have an unadjusted company market capitalization of $15.8 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $14.5 billion or more).
SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the securities will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the securities.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
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Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing value.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The SVX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.
The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the SVX to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the SVX is the licensing of the SVX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SVX is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the securities. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the securities into consideration in determining, composing or calculating the SVX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the SVX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by us, but which may be similar to and competitive with the securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SVX. It is possible that this trading activity will affect the value of the securities.
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S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SVX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, BOFAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SVX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.
March 2024